Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

- Net Revenue increased 13% and EBITDA increased 16% vs. prior year quarter -

- 2017 full year financial guidance for Adjusted EBITDA and free cash flow increased -

- Conference call at 8:30 a.m. ET on August 4, 2017 -

East Rutherford, NJ – August 4, 2017 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), reports results for the second quarter 2017.

Highlights

-	Net Revenue increased 13% to $134.6 million compared to $118.6 million in the same quarter last year. Excluding the impact of foreign exchange, net revenue increased 15%.

-

GAAP Diluted EPS from continuing operations increased 19% to $0.75 from $0.63 in the same quarter last year. Adjusted Diluted EPS increased 12% to $0.76 compared to $0.68 in the same quarter last year.

-	EBITDA increased 16% to $42.2 million compared to the same quarter last year (see table at the end of this press release).

-	Net cash was $94.2 million at the end of the quarter, a decrease of $5.0 million during the quarter.

-

The Company increased its financial guidance for full year Adjusted EBITDA, Adjusted income from continuing operations per share and free cash flow. The Company now expects Adjusted EBITDA to be between $171 and $177 million, an 11% to 15% increase compared to 2016 and Adjusted income from continuing operations to be between $3.00 - $3.12 per share. 2017 free cash flow is now expected to be between $55 and $65 million (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“We are very pleased with our second quarter and year-to-date results. Sales growth has been in line with our outlook going into the year and we have a high level of visibility for the remainder of the year. We continued to execute well, delivering strong margins in the quarter and year to date. Accordingly, we are increasing our profit and cash flow guidance for the full year,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“Overall industry trends remain positive and we are adding technical resources and laboratory capacity at three of our sites to ensure we continue to be well positioned to meet demand for clinical phase development projects. We will be starting construction of a new High Potency facility at our Charles City plant during the third quarter. We are making this investment to address a growing demand in the market for manufacturing capacity that is capable of handling highly potent products. We expect the new facility to be ready for production in early 2019.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Second Quarter 2017 Operating Results – Continuing Operations

Net revenue was $134.6 million, an increase of $15.9 million, or 13%, compared to the second quarter of 2016. Excluding a 2% unfavorable impact of foreign exchange compared to the second quarter of 2016, net revenue increased 15%. The increase primarily reflects higher volumes partially offset by lower pricing. The increase in volumes was driven primarily by growth in innovator products and controlled substances, as well as the addition of Cambrex High Point.

Gross margin increased to 43% from 41% compared to the same quarter last year. The increase was primarily driven by high capacity utilization and manufacturing efficiency improvements partially offset by unfavorable product mix and lower pricing. Foreign exchange had a 1% favorable impact on gross margins.

Selling, general and administrative expenses were $18.5 million, compared to $13.6 million in the same quarter last year. The increase was mainly due to higher personnel related expenses, the addition of Cambrex High Point and higher expenses related to the evaluation of acquisition opportunities.

Research and development expenses were $4.5 million, compared to $4.1 million in the same quarter last year.

Operating profit increased to $34.6 million from $30.8 million in the same quarter last year. The increase was primarily the result of higher gross profits in 2017 partially offset by higher operating expenses as described above. Adjusted EBITDA was $42.2 million compared to $36.7 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $9.2 million resulting in an effective tax rate of 27% compared to $9.8 million and an effective tax rate of 32% in the same quarter last year. Excluding the favorable impact of immediately recognizing certain effects of share-based compensation as required by a recently adopted accounting standard, the effective tax rate in the current period would have been 32%.

Income from continuing operations was $25.1 million or $0.75 per share compared to $20.8 million or $0.63 per share in the same quarter last year. Adjusted income from continuing operations was $25.4 million or $0.76 per share, compared to $22.3 million or $0.68 per share in the same quarter last year (see table at the end of this press release).

Capital expenditures and depreciation were $14.1 million and $7.1 million, respectively, compared to $9.9 million and $5.5 million, respectively, in the same quarter last year.

Net cash was $94.2 million at the end of the second quarter, a decrease of $5.0 million during the quarter.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2017 financial performance versus its expectations from the previous quarter:

	Current Expectations	Previous Expectations

Net revenue increase	7% - 11%	7% - 11%

Adjusted EBITDA	$171 - $177 million	$168 - $174 million

Adjusted income from continuing operations per share	$3.00 - $3.12	$2.94 - $3.06

Free cash flow	$55 - $65 million	$50 - $60 million

Capital expenditures	$70 - $75 million	$70 - $75 million

Depreciation and amortization	$32 - $34 million	$32 - $34 million

Adjusted effective tax rate	31% - 33%	31% - 33%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities and outcomes of tax disputes. Net revenue expectations exclude the impact of foreign exchange. The adjusted effective tax rate excludes the application of a recently adopted accounting standard which changed the accounting treatment of certain share-based payments.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2017 will be computed on a basis consistent with the reconciliation of the second quarter 2017 financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax codes within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for second quarter 2017 is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s second quarter 2017 results will begin at 8:30 a.m. Eastern Time on August 4, 2017 and can be accessed by calling 1-866-548-4713 for domestic and +1-323-794-2093 for international. Please use the passcode 3908726 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through August 11, 2017 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 3908726 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, the Company’s ability to obtain regulatory approval for the sale of Zenara, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and any charges related to the sale of the Company’s Zenara business. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. Adjusted income from continuing operations is calculated in a manner consistent with that shown in the table at the end of this press release. Other companies may have different definitions of EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2017 and 2016
(in thousands, except per share data)

	2017		2016
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$134,487		$119,054
Commissions, Allowances and Rebates	649		833
Net Sales	133,838		118,221

Other Revenues, Net	716		417

Net Revenue	134,554		118,638

Cost of Goods Sold	77,052	57.3%	70,081	59.1%

Gross Profit	57,502	42.7%	48,557	40.9%

Operating Expenses:
Selling, General and Administrative Expenses	18,480	13.7%	13,607	11.5%
Research and Development Expenses	4,467	3.3%	4,125	3.5%
Total Operating Expenses	22,947	17.1%	17,732	14.9%

Operating Profit	34,555	25.7%	30,825	26.0%

Other Expenses/(Income):
Interest Expense, Net	388		46
Other (Income)/Expenses, Net	(131)		180

Income Before Income Taxes	34,298	25.5%	30,599	25.8%

Provision for Income Taxes	9,174		9,789

Income from Continuing Operations	$25,124	18.7%	$20,810	17.5%

Loss from Discontinued Operations, Net of Tax	(94)		(316)

Net Income	$25,030	18.6%	$20,494	17.3%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.77		$0.65
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.01)
Net Income	$0.77		$0.64

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.75		$0.63
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.01)
Net Income	$0.75		$0.62

Weighted Average Shares Outstanding
Basic	32,629		32,063
Diluted	33,469		32,926

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2017 and 2016
(in thousands, except per share data)

	2017		2016
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$238,198		$212,989
Commissions, Allowances and Rebates	1,243		1,336
Net Sales	236,955		211,653

Other Revenues, Net	2,605		1,726

Net Revenue	239,560		213,379

Cost of Goods Sold	135,233	56.5%	125,923	59.0%

Gross Profit	104,327	43.5%	87,456	41.0%

Operating Expenses:
Selling, General and Administrative Expenses	34,234	14.3%	27,652	13.0%
Research and Development Expenses	8,357	3.5%	7,603	3.6%
Total Operating Expenses	42,591	17.8%	35,255	16.5%

Operating Profit	61,736	25.8%	52,201	24.5%

Other Expenses/(Income):
Interest Expense/(Income), Net	654		(9)
Other (Income)/Expense, Net	(143)		214

Income Before Income Taxes	61,225	25.6%	51,996	24.4%

Provision for Income Taxes	14,986		16,341

Income from Continuing Operations	$46,239	19.3%	$35,655	16.7%

Loss from Discontinued Operations, Net of Tax	(1,344)		(579)

Net Income	$44,895	18.7%	$35,076	16.4%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.42		$1.12
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.02)
Net Income	$1.38		$1.10

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.38		$1.09
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.02)
Net Income	$1.34		$1.07

Weighted Average Shares Outstanding
Basic	32,542		31,975
Diluted	33,416		32,848

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2017 and December 31, 2016
(in thousands)

	June 30,	December 31,
	2017	2016
Assets

Cash and Cash Equivalents	$94,177	$74,141
Trade Receivables, Net	99,064	110,622
Other Receivables	9,001	6,748
Inventories, Net	156,576	123,184
Prepaid Expenses and Other Current Assets	7,421	7,960
Total Current Assets	366,239	322,655

Property, Plant and Equipment, Net	237,796	217,092
Goodwill	42,304	40,323
Intangible Assets, Net	14,590	14,800
Deferred Income Taxes	8,611	13,061
Other Non-Current Assets	3,541	3,934

Total Assets	$673,081	$611,865

Liabilities and Stockholders' Equity

Accounts Payable	$39,129	$42,873
Deferred Revenue and Advance Payments	7,766	7,506
Taxes Payable	4,206	9,469
Accrued Expenses and Other Current Liabilities	37,254	35,614
Total Current Liabilities	88,355	95,462

Advance Payments	39,000	39,000
Deferred Income Taxes	7,443	6,921
Accrued Pension Benefits	43,934	43,109
Other Non-Current Liabilities	23,787	21,946

Total Liabilities	$202,519	$206,438

Stockholders’ Equity	$470,562	$405,427

Total Liabilities and Stockholders’ Equity	$673,081	$611,865

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2017 and 2016
(in thousands)

	Second Quarter 2017	Second Quarter 2016

Operating Profit	$34,555	$30,825

Depreciation and Amortization	7,642	5,696

EBITDA	42,197	36,521

Restructuring Expenses	-	154

Adjusted EBITDA	$42,197	$36,675

	Six Months 2017	Six Months 2016

Operating Profit	$61,736	$52,201

Depreciation and Amortization	14,827	11,274

EBITDA	76,563	63,475

Restructuring Expenses	-	444

Adjusted EBITDA	$76,563	$63,919

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2017 and 2016
(in thousands)

	Second Quarter 2017		Second Quarter 2016
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$25,124	$0.75	$20,810	$0.63

Stock-Based Compensation	2,247	0.07	1,764	0.05
Stock-Based Compensation Tax 1.	(787)	(0.02)	(618)	(0.02)
Impact of New Stock-Based Compensation Standard 2.	(1,725)	(0.05)	-	-
Amortization of Purchased Intangibles	500	0.01	211	0.01
Restructuring Expenses	-	-	154	0.00

Adjusted Income from Continuing Operations 3.	$25,359	$0.76	$22,321	$0.68

	Six Months 2017		Six Months 2016
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$46,239	$1.38	$35,655	$1.09

Stock-Based Compensation	4,033	0.12	3,299	0.10
Stock-Based Compensation Tax 1.	(1,412)	(0.04)	(1,155)	(0.03)
Impact of New Stock-Based Compensation Standard 2.	(4,379)	(0.13)	-	-
Amortization of Purchased Intangibles	898	0.03	387	0.01
Restructuring Expenses	-	-	444	0.01

Adjusted Income from Continuing Operations 3.	$45,379	$1.36	$38,630	$1.18

1. Tax rate estimated at 35% for stock-based compensation.

2. Represents a tax benefit resulting from the adoption of ASU 2016-09.

3.   Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Tom Vadaketh

Executive Vice President & CFO

Tel: +201.804.3033

Email: tom.vadaketh@cambrex.com

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